UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2014, Dune Energy, Inc. (the “Company”) entered into the Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement (the “Amendment”) among the Company, certain of the lenders (“Lenders”) party to the Amended and Restated Credit Agreement dated as of December 22, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, and as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013) (the “Credit Agreement”), and Bank of Montreal as administrative agent for the Lenders (the “Administrative Agent”).

As previously reported, the Company determined that the Total Debt to EBITDAX ratio for the four immediately preceding quarters ending June 30, 2014 was 5.28 to 1.0 which fell short of the required ratio under the Credit Agreement (the “Total Debt to EBITDAX Covenant Default”). The Credit Agreement provides that the failure to observe any financial covenant will constitute an event of default, and Bank of Montreal, at the request of the majority Lenders, may terminate the commitments under the Credit Agreement and cause all of the Company’s obligations under the Credit Agreement to immediately become due and payable, upon notice to the Company. The Company also informed the Lenders that it would be unable to comply with the minimum current ratio requirement in the Credit Agreement as of September 30, 2014 (the “Current Ratio Covenant Default” and, together with the Total Debt to EBITDAX Covenant Default, the “Defaults”).

Under the terms of the Amendment, the Lenders agreed to a limited forbearance from exercising their rights and remedies pursuant to the Defaults from September 30, 2014 until the business day immediately following the earliest of: (a) the occurrence of any other default or event of default under the Credit Agreement, (b) the consummation of the Agreement and Plan of Merger, dated as of September 17, 2014, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc. (the “Merger Agreement”), (c) the termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement (or otherwise), (d) the abandonment by any party to the Merger Agreement, (e) the determination in good faith by the Administrative Agent that (i) a condition in Article VII or Annex A of the Merger Agreement to consummate the Merger Agreement in accordance with its terms and expected timeline has not or cannot be satisfied and/or (ii) events giving rise to a termination right for the Company or EOS Petro, Inc., pursuant to Article VIII of the Merger Agreement has occurred, (f) the occurrence of any modification, amendment or express waiver or consent to the Merger Agreement that is adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent, and (g) December 31, 2014 (the “Forbearance Period”). During the Forbearance Period, the Company may borrow additional amounts under the Credit Agreement of up to an aggregate of $1,000,000.

Additionally, under the terms of the Amendment, the Lenders have agreed to forego the October 1 reduction to the borrowing base of the Company, and the Company’s borrowing base shall be maintained at $40,000,000 until the next interim redetermination on January 1, 2015.

The Amendment also includes a new clause (c) in Section 9.01 that specifies that the Company covenants and agrees with the Lenders that, beginning with the fiscal quarter ending September 30, 2014, the Company will not, as the last day of any fiscal quarter, permit its ratio of total Revolving Credit Exposures (as such term is defined in the Credit Agreement) as of such day to EBITDAX for the most recent four consecutive fiscal quarters ending on such day to be greater than 2.5 to 1.0.

The foregoing description of the Amendment is qualified in its entirety by reference to the Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On October 1, 2014, the Company issued a press release describing the Amendment. A copy of the press release dated October 1, 2014 is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information included in this Item 7.01 and in Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed “filed” for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless expressly incorporated into a filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act made after the date hereof, the information contained in this Item 7.01 and in Exhibit 99.1 hereto shall not be incorporated by reference into any of our filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, and as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013), and Bank of Montreal as administrative agent for the lenders.

99.1	Press release dated October 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: October 2, 2014	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, and as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013), and Bank of Montreal as administrative agent for the lenders.

99.1	Press release dated October 1, 2014.